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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           LICHTIN PROPERTIES, INC.,

                               HAROLD S. LICHTIN

                                      AND

                               WEEKS CORPORATION

                         DATED AS OF DECEMBER 31, 1996


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

                               TABLE OF CONTENTS
                               -----------------

                                                                           PAGE
                                                                           ----
ARTICLE I       THE MERGER AND CLOSING....................................    1
         1.01.  The Merger................................................    1
         1.02.  Conversion of Shares......................................    2

ARTICLE II      REPRESENTATIONS AND WARRANTIES OF
                LICHTIN PROPERTIES AND HAROLD S. LICHTIN..................    2
         2.01.  Organization; Authority; Subsidiaries.....................    2
         2.02.  Due Authorization; Binding Agreement......................    3
         2.03.  Governmental Consents.....................................    3
         2.04.  Other Consents............................................    3
         2.05.  No Violation..............................................    3
         2.06.  Compliance with Laws......................................    3
         2.07.  Absence of Undisclosed Liabilities and
                  Contractual Obligations.................................    4
         2.08.  Contracts in Force........................................    4
         2.09.  Litigation................................................    4
         2.10.  Financial Status..........................................    4
         2.11.  Taxes.....................................................    4
         2.12.  Employee Benefits.........................................    5
         2.13.  Title to Assets...........................................    6
         2.14.  Investment................................................    7
         2.15.  Access to Data............................................    7
         2.16.  Experience; Risk..........................................    7
         2.17.  Capital Stock.............................................    7
         2.18.  Books and Records.........................................    7
         2.19.  Environmental.............................................    7
         2.20.  Woodlake and Paramount Options............................    8

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF WEEKS
         3.01.  Organization; Authority...................................    8
         3.02.  Due Authorization; Binding Agreement......................    8
         3.03.  No Violation..............................................    9
         3.04.  Litigation................................................    9
         3.05.  Financial Statements; Material Changes....................    9

ARTICLE IV      COVENANTS AND AGREEMENTS..................................   10
         4.01.  Further Assurances........................................   10

                                                                           PAGE
                                                                           ----
         4.02.  Employee Matters..........................................   10
         4.03.  Tax Return................................................   10

ARTICLE V       INDEMNIFICATION...........................................   10
         5.01.  Survival; Reliance........................................   10
         5.02.  Indemnification; Recourse.................................   11

ARTICLE VI      MISCELLANEOUS.............................................   12

         6.01.  Fees and Expenses; Transfer Taxes.........................   12
         6.02.  Notices...................................................   12
         6.03.  Entire Agreement..........................................   13
         6.04.  Waivers and Amendments....................................   13
         6.05.  Governing Law.............................................   13
         6.06.  Binding Effect; Benefit...................................   13
         6.07.  No Assignment.............................................   13
         6.08.  Counterparts..............................................   13
         6.09.  Headings..................................................   13

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of December 31, 1996, by and among Lichtin Properties, Inc., a North Carolina corporation ("Lichtin Properties"), Harold S. Lichtin, an individual resident of the State of North Carolina, and Weeks Corporation, a Georgia corporation ("Weeks"). Lichtin Properties and Harold S. Lichtin are sometimes referred to hereafter as the "Lichtin Parties."


                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the respective Boards of Directors of Lichtin Properties and Weeks have determined that it is advisable that Lichtin Properties be merged with and into Weeks pursuant to and subject to the terms and conditions of this Agreement, the Certificate of Merger (as defined below) and the Articles of Merger (as defined below);

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I

                             THE MERGER AND CLOSING

     1.01.  The Merger.
            ----------

            (a) Upon the terms and subject to the conditions of this Agreement, on the Effective Date (as defined below), Lichtin Properties shall be merged with and into Weeks (the "Merger"), which shall be the surviving corporation in the Merger, and the separate corporate existence of Lichtin Properties shall cease. Subject to the provisions of this Agreement, a certificate of merger in the form attached as Exhibit A to this Agreement
                                                   ---------
     (the "Certificate of Merger") shall be duly prepared and executed and
           ---------------------
     thereafter delivered to the Secretary of State of the State of Georgia, for filing, as provided under Georgia law, and articles of merger in the form attached as Exhibit B to this Agreement (the "Articles of Merger") shall be
                 ---------                         ------------------
     duly prepared and executed and thereafter delivered to the Secretary of State of the State of North Carolina, for filing, as provided under North Carolina law. The Merger shall become effective upon the date of delivery of the Certificate of Merger to the Office of the Secretary of State of the State of Georgia (the "Effective Date").
                            --------------

            (b) On and after the Effective Date, the Merger shall have all the effects set forth under the laws of North Carolina and Georgia. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and in accordance with the laws of North Carolina and Georgia, all of the properties, rights, privileges, powers and franchises of Lichtin

     Properties shall vest in Weeks and all of the debts, liabilities and duties of Lichtin Properties shall become the debts, liabilities and duties of Weeks.

            (c) The Articles of Incorporation of Weeks in effect immediately prior to the Effective Date shall be the Articles of Incorporation of Weeks until thereafter amended, and the Bylaws of Weeks in effect immediately prior to the Effective Date shall be the Bylaws of Weeks until thereafter amended.

     1.02.  Conversion of Shares.   As of the Effective Date, by virtue of the
            --------------------
Merger and without any action on the part of any holder thereof:

            (a) The shares of capital stock of Lichtin Properties that are issued and outstanding immediately prior to the Effective Date shall be converted into and become 282,178 fully paid and nonassessable shares of common stock, par value $.01 per share, of Weeks (the "Shares"). Each of the parties hereto further acknowledges that the Merger and the consummation of those transactions contemplated by the Transaction Documents (as defined in the Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Weeks Realty, L.P. dated as of the date hereof (the "Second Amendment")) shall be simultaneous.

            (b) All shares or other capital stock of Lichtin Properties that are owned by Lichtin Properties as treasury stock shall be canceled and retired and shall cease to exist and no stock of Weeks or other consideration shall be delivered in exchange therefor.


                                  ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                   LICHTIN PROPERTIES AND HAROLD S. LICHTIN

     Each of Lichtin Properties and Harold S. Lichtin represents and warrants to, and agrees with, Weeks as follows:

     2.01.  Organization; Authority; Subsidiaries.  Lichtin Properties is a
            -------------------------------------
corporation duly formed, validly existing and in good standing under the laws of the State of North Carolina and has all the necessary power and authority to enter into and perform its obligations under this Agreement. Harold S. Lichtin is the sole shareholder of Lichtin Properties and possesses all necessary power and authority to control the actions of Lichtin Properties and has all the necessary power and authority to enter into and perform his obligations under this Agreement. Lichtin Properties does not own, beneficially or of record, any capital stock or other equity securities of any corporation or have any direct or indirect equity or other ownership interest in any business or entity.

     2.02.  Due Authorization; Binding Agreement.   The execution, delivery and
            ------------------------------------
performance of this Agreement by Lichtin Properties has been duly and validly authorized by all necessary action of Lichtin Properties. This Agreement has been duly executed and delivered by each of the Lichtin Parties and constitutes a legal, valid and binding obligation of each of the Lichtin Parties, enforceable against each such party in accordance with the terms hereof (except as enforcement may be limited by bankruptcy, insolvency or other laws affecting enforcement of creditors' rights generally and general equity principles).

     2.03.  Governmental Consents.   Except as has been obtained or is being
            ---------------------
effected as part of the consummation of the transactions contemplated by this Agreement, no consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other regulatory body is required to be made, obtained or given by either of the Lichtin Parties in connection with the execution, delivery and performance of this Agreement.

     2.04.  Other Consents.   Except for waivers and consents that have been
            --------------
obtained prior to the date hereof, no consent of any party to any agreement, contract, mortgage, indenture, lease, reciprocal easement or operating agreement or other arrangement, to which either of the Lichtin Parties is a party, or, by which either of the Lichtin Parties is bound, is required in connection with the execution, delivery or performance by the Lichtin Parties of this Agreement or the consummation of the transactions provided for herein.

     2.05.  No Violation.   Except for waivers and consents that have been
            ------------
obtained prior to the date hereof, none of the execution, delivery and performance of this Agreement by either of the Lichtin Parties does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or condition of (A) the Articles of Incorporation or Bylaws of Lichtin Properties, or (B) any term or provision of any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to either of the Lichtin Parties or any agreement, contract, mortgage, indenture, lease, reciprocal easement or operating agreement or other arrangement to which either of the Lichtin Parties is a party or by which either is bound or to which any of its assets is subject, except in the case where appropriate waivers and consents have been obtained prior to the date hereof, and except as would not have a material adverse effect on the business or financial condition of Lichtin Properties, or (ii) result in the creation of any lien or other encumbrance upon its business, except as may be contemplated by this Agreement, and except as would not have a material adverse effect on the business or financial condition of Lichtin Properties.

     2.06.  Compliance with Laws.  Lichtin Properties has complied with all laws
            --------------------
applicable to the conduct of its business and to the ownership, use and operation of its assets and has obtained all licenses and permits required for the conduct thereof, except where the failure to so comply or obtain will not have a material adverse effect on its business or financial condition. To the knowledge of Lichtin Properties, such licenses and permits are in full force and effect, Lichtin Properties has not taken any action that would (or failed to take any action the omission of which would) result in the revocation of such licenses or permits, and Lichtin Properties has not received any notice of violation from any federal, state or municipal entity or written notice of an intention by any such government entity to revoke any certificate of occupancy or other certificate, license or permit issued by it in connection with its business, that in each case has not been cured or otherwise resolved to the satisfaction of such government entity, except where such failure or such action will not have a material adverse effect on its business.

     2.07.  Absence of Undisclosed Liabilities and Contractual Obligations.  The
            --------------------------------------------------------------
liabilities of Lichtin Properties are as disclosed on Schedule 2.07 attached
                                                      -------------
hereto. The consummation of the Merger will not subject Weeks or any of its assets, including, without limitation, the assets acquired as a result of the Merger, to any liability or obligation whatsoever, except as otherwise disclosed on Schedule 2.07.
   -------------

     2.08.  Contracts in Force.  Each of the agreements to which Lichtin
            ------------------
Properties is a party are valid and binding and in full force and effect, enforceable against the parties thereto in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency or other laws affecting enforcement of creditors' rights generally and general equitable principles).

     2.09.  Litigation.   There are no claims, actions, suits, proceedings or
            ----------
investigations pending, or, to Lichtin Properties' knowledge, threatened, before any court, governmental unit, agency, arbitrator, or other forum or tribunal with respect to Lichtin Properties (including, without limitation, by any current or former employee of Lichtin Properties).

     2.10.  Financial Status.  Lichtin Properties is solvent, has not made a
            ----------------
general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Lichtin Properties filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Lichtin Properties, nor is any such proceeding to Lichtin Properties' knowledge threatened or contemplated.

     2.11.  Taxes.  Lichtin Properties is a "small business corporation" and has
            ------
maintained a valid election to be treated as an "S corporation" under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable equivalent provisions of North Carolina and all other applicable state income tax statutes since the date of the Company's organization on January 12, 1989. Lichtin Properties has not been a party to a "reorganization" under Section 368 of the Code and is not subject to the "built-in gains tax" of
Section 1374 of the Code or any comparable provision of North Carolina or other applicable state income tax statutes. Lichtin Properties has no current or accumulated earnings and profits within the meaning of Section 312 of the Code. Lichtin Properties has timely filed all federal, state, local and foreign tax returns required to be filed by it, all such returns are accurate and complete in all material respects, and Lichtin Properties has paid all taxes (including any interest, penalties and additions to tax) required to be paid by Lichtin Properties for all tax periods ending on or prior to the Effective Date, whether or not in connection with such returns. All deficiencies asserted against Lichtin Properties as a result of any examinations by the Internal Revenue

Service or any other taxing authority have been paid or fully settled. There are no pending claims asserted for taxes of Lichtin Properties or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Lichtin Properties for any period. Lichtin Properties has complied for all prior periods with the tax withholding provisions of all applicable federal, state, local and other laws. All accounting periods and methods used by Lichtin Properties for tax reporting purposes are permissible periods and methods under applicable law. Lichtin Properties has not been a member of an affiliated group of corporations filing a consolidated federal income tax return and does not own stock or any other beneficial ownership interest in any entity classified as a corporation under the Code. Lichtin Properties has made available to Weeks true, complete and correct copies of its federal and state income tax returns for all taxable years since the date of its organization.

     2.12.  Employee Benefits.
            ------------------

            (a)  Definition of Benefit Plans.  For purposes of this
                 ---------------------------
     Section 2.12, the term "Benefit Plan" means any plan, program, arrangement, fund, policy, practice or contract which, through which or under which Lichtin Properties provides benefits or compensation to or on behalf of employees or former employees of Lichtin Properties, whether formal or informal, and whether written or not written.

            (b)  Title IV Plans.  None of Lichtin Properties nor any ERISA
                 --------------
     Affiliate (as defined below) makes or has any obligation to make, or has made or had any obligation to make, either directly or indirectly (whether by reimbursing another employer or otherwise), contributions to any plan, program or arrangement, including a multiemployer plan, that is subject to Title IV of ERISA (as defined below) (a "Title IV Plan").

            (c)  Employment Contracts.  Lichtin Properties is not a party to nor
                 --------------------
     does it have any obligation whatsoever under any oral or written contract or other arrangement under which Lichtin Properties has agreed to employ any person or to compensate any person on a termination of employment (individually an "Employment Contract" and collectively the "Employment Contracts").


            (d)  Documentation.  Lichtin Properties has made available to Weeks
                 -------------
     a true and complete copy of all documents relating to any Benefit Plan, Title IV Plan or Employment Contract.

            (e)  Compliance; Legal Actions.  Each Benefit Plan maintained by
                 -------------------------
     Lichtin Properties has been maintained, by its terms and in operation, in all material respects in accordance with all applicable laws. There are no actions, audits, suits or claims known to Lichtin Properties which are pending or, to the knowledge of Lichtin Properties, threatened against any Benefit Plan or against the assets of any of the Benefit Plans.

            (f)  Funding.  Lichtin Properties has made full and timely payment
                 -------
     of all amounts required to be contributed under the terms of each Benefit Plan and applicable law or required to be paid as expenses under such Benefit Plan, and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Benefit Plan. The assets of all Benefit Plans which are required under applicable laws to be held in trust are in fact held in trust, and the assets of each such Benefit Plan equal or exceed the liabilities of each such plan. The liabilities of each other plan are in all material respects properly and accurately reported on the financial statements and records of Lichtin Properties. Lichtin Properties does not owe any deferred compensation or commission to any person as of the Effective Date.

            (g)  Liabilities.  Lichtin Properties has not incurred (and no facts
                 -----------
     exist which are reasonably likely to subject Lichtin Properties to) any liability for any tax, fine or penalty or funding or contribution obligation as a result of a violation of the Code, ERISA or other applicable law with respect to any Benefit Plan, Employment Contract, Title IV Plan or any plan of an ERISA Affiliate.

            (h)  Claims.  There are no pending or threatened claims with respect
                 ------
     to a Benefit Plan, Employment Contract or Title IV Plan (other than routine and reasonable claims made in the ordinary course of plan or contract operations) or with respect to the terms and conditions of employment or termination of employment of any employee or former employee of Lichtin Properties, which claims could reasonably be expected to result in liability to Lichtin Properties, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or has been proposed with respect to any Benefit Plan, Employment Contract or Title IV Plan.

            (i)  Additional Payments.  The Merger will not result in any
                 -------------------
     additional payments to, or increase the vested interest of, any current or former officer, employee or director or their dependents under any Benefit Plan or Employment Contract.

            (j)  Section 280G.  The transactions contemplated by this Agreement
                 ------------
     and the Transaction Documents will not result in any payments to any current or former officer, employee or director of Lichtin Properties which will be subject to Section 280G of the Code.

     For purposes of this Section 2.12, "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations or published rulings promulgated or issued thereunder; and "ERISA Affiliate" means any trade or business (whether incorporated or unincorporated) which is a member of a group described in Section 414(b),
     (c), (m) or (o) of the Code, of which Lichtin Properties is also a member.

     2.13.  Title to Assets.  Lichtin Properties is the sole owner of and holds
            ----------------
good, valid and marketable title to its assets, free and clear of any and all claims, liens, pledges, security interests, and other encumbrances of any kind, except as otherwise disclosed on Schedule 2.07.
                                 -------------

     2.14.  Investment.
            -----------

            (a) Harold S. Lichtin is acquiring the Shares for his own account and not with a view to, or for sale in connection with, a "distribution," as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), of any of the Shares in violation of the Securities Act.

            (b) Harold S. Lichtin is an "accredited investor," as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

            (c) Harold S. Lichtin understands that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the nature of the investment intent and the accuracy of Harold S. Lichtin's representations as expressed herein.

     2.15.  Access to Data.  Harold S. Lichtin has had an opportunity to discuss
            --------------
Weeks' business, management and financial affairs with Weeks' management and has had an opportunity to review Weeks' financial records.

     2.16.  Experience; Risk.  Harold S. Lichtin has such knowledge and
            -----------------
experience in financial and business matters that he is capable of evaluating the merits and risks of the purchase of the Shares pursuant to this Agreement and of protecting his interests in connection herewith.

     2.17.  Capital Stock.  The authorized capital stock of Lichtin Properties
            -------------
consists solely of 100,000 shares of common stock, par value $1 per share, of which 100 shares are issued and outstanding and Harold S. Lichtin is the sole owner thereof. Such outstanding shares are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or convertible securities with respect to the capital stock of Lichtin Properties.

     2.18.  Books and Records.  The corporate records of Lichtin Properties made
            -----------------
available to Weeks prior to the execution of this Agreement are true and correct and have been maintained in accordance with good business practices, and the matters contained therein are appropriately and accurately reflected in the financial statements of Lichtin Properties.

     2.19.  Environmental.  To the knowledge of Lichtin Properties, Lichtin
            -------------
Properties and each of its affiliates are in compliance in all material respects with all statutes, regulations and ordinances relating to the protection of human health and the environment including, without limitation, the Clean Water Act, 33 U.S.C. (S) 1251 et seq., the Resource Conservation and Recovery Act, 42
                        ------
U.S.C. (S) 6901 et seq., the Clean Air Act, 42 U.S.C. (S) 7401 et seq., the
                ------                                         ------
Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq., the Emergency Planning
                                                 ------
and Community Right-to-Know Act, 42 U.S.C. (S) 11001 et seq., the regulations
                                                     ------
developed pursuant to these statutes and the corresponding state and local statutes, ordinances and regulations. There has been no release by Lichtin Properties or its affiliates or by any other person of a hazardous substance as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S) 9601(14), into the environment at any property owned or leased by Lichtin Properties or its affiliates (the

"Premises") including, without limitation, any such release in the soil or groundwater underlying the Premises. To the knowledge of Lichtin Properties, there is no asbestos, polychlorinated biphenyls or underground storage tanks located on the Premises and there have been no releases of asbestos, polychlorinated biphenyls or materials stored in underground storage tanks, including, without limitation, petroleum or petroleum-based materials. To the knowledge of Lichtin Properties, neither Lichtin Properties nor any of its affiliates has received notice of any violation of any environmental statute or regulation by Lichtin Properties or any of its affiliates nor has it been advised of any claim or liability pursuant to any environmental statute or regulation brought by any governmental agency or private party against Lichtin Properties or any of its affiliates.

     2.20.  Woodlake and Paramount Options.  To the knowledge of Harold S.
            ------------------------------
Lichtin without any inquiry, each of Pitcairn Group, L.P., a Delaware limited partnership ("Pitcairn"), Investors of the Triangle Limited Partnership, a North Carolina limited partnership ("Investors"), Everett Properties Limited Partnership, a North Carolina limited partnership ("Everett"), and the respective general partners and other persons which have recourse liability with respect to each of Pitcairn, Triangle and Everett, is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due; nor, to the knowledge of Lichtin without any inquiry, has any of Pitcairn, Triangle, Everett or the respective general partners or other persons which have recourse liability with respect to each of Pitcairn, Triangle and Everett filed, nor to the knowledge of Harold S. Lichtin without any inquiry, does any such person contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor to the knowledge of Harold S. Lichtin without any inquiry, has any such proceeding been instituted by or against any of Pitcairn, Triangle or Everett or the respective general partners or other persons which have recourse liability with respect to each of Pitcairn, Triangle and Everett, nor is any such proceeding, to Harold S. Lichtin's knowledge, threatened or contemplated.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF WEEKS

     Weeks represents and warrants to, and agrees with, Lichtin Properties and Harold S. Lichtin as follows:

     3.01.  Organization; Authority.  Weeks is a corporation duly formed,
            -----------------------
validly existing and in good standing under the laws of the State of Georgia and has all the necessary power and authority to enter into and perform its obligations under this Agreement.

     3.02.  Due Authorization; Binding Agreement.  The execution, delivery and
            ------------------------------------
performance of this Agreement by Weeks has been duly and validly authorized by all necessary action of Weeks. This Agreement has been duly executed and delivered by Weeks and constitutes a legal, valid and binding obligation of Weeks, enforceable against Weeks in accordance with the terms hereof (except as enforcement may be limited by bankruptcy, insolvency or other laws affecting enforcement of creditors' rights generally and general equity principles).

     3.03.  No Violation.  None of the execution, delivery and performance of
            ------------
this Agreement by Weeks does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or condition of (A) the Articles of Incorporation or Bylaws of Weeks, or (B) any term or provision of any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to Weeks or any agreement, contract, mortgage, indenture, lease, reciprocal easement or operating agreement or other arrangement to which Weeks is a party or by which it is bound or to which any of its assets is subject, except in the case where appropriate waivers and consents have been obtained prior to the date hereof, and except as would not have a material adverse effect on Weeks, or (ii) result in the creation of any lien or other encumbrance upon the assets of Weeks, except as may be contemplated by this Agreement, and except as would not have a material adverse effect on Weeks or its assets.

     3.04.  Litigation.  Except as set forth on Schedule 3.04, attached hereto,
            ----------                          -------------
there are no claims, actions, suits, proceedings or investigations pending, or, to Weeks' knowledge, threatened, before any court, governmental unit, agency, arbitrator, or other forum or tribunal with respect to the assets of Weeks which, if adversely determined, would have a material adverse effect on the assets of Weeks.

     3.05.  Financial Statements; Material Changes.  The unaudited financial
            --------------------------------------
statements of Weeks as of and for the period ended September 30, 1996 are true, correct and complete in all material respects and have been prepared in accordance with generally accepted accounting principles and present fairly the financial condition of Weeks at, and the consolidated results of operations for the periods ending on, such date, and since such date there has been no material adverse change in the financial position of Weeks. Since the date of the unaudited financial statements referred to above and except as set forth on
Schedule 3.05 attached hereto, (i) there has been no material adverse change in
-------------
or affecting, or any event which, with the passing of time or the giving of notice, would affect, the financial condition, results of operations or business of Weeks, whether or not arising in the ordinary course of business; (ii) there has been no material casualty loss or material condemnation or other material adverse event with respect to any of the properties or assets of Weeks; (iii) there have been no transactions or acquisitions entered into by Weeks other than those in the ordinary course of business and that are not material to Weeks; and
(iv) there has been no material change in the capital stock of Weeks or any material increase in the indebtedness of Weeks.

     3.06.  REIT Qualification.  Weeks is organized and operates in a manner
            ------------------
so as to qualify as a "real estate investment trust" under Sections 856 through 860 of the Code.

                                  ARTICLE IV

                           COVENANTS AND AGREEMENTS

     4.01.  Further Assurances.  In addition to the actions, contracts and other
            ------------------
agreements and documents and other papers specifically required to be taken or delivered pursuant to this Agreement, each of the parties hereto shall execute such contracts and other agreements and documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the Merger.

     4.02.  Employee Matters.  Weeks is entitled to offer employment to any and
            ----------------
all employees of Lichtin Properties, and Lichtin Properties shall in no way hinder or impede Weeks from soliciting the employment of any employee of Lichtin Properties. Nothing contained herein is intended to limit Weeks's ability to terminate or modify the terms of employment of any employee of Lichtin Properties who accepts employment with Weeks. Lichtin Properties shall be obligated to discharge and satisfy all obligations, liabilities, demands, claims, assessments and expenses related to any employee of Lichtin Properties which accrued prior to the Effective Date, and Weeks shall have no liability whatsoever in that connection. After the Effective Date, Weeks shall be obligated to discharge and satisfy all obligations, liabilities, demands, claims, assessments and expenses which relate to any facts or circumstances first occurring on or after the Effective Date related to those employees of Lichtin Properties which Weeks decides to employ, and Lichtin Properties shall have no liability whatsoever in that connection.

     4.03.  Tax Return.  Weeks shall be responsible for preparing and filing the
            -----------
final tax return for Lichtin Properties; provided, however, Harold S. Lichtin
                                         --------  -------
and his representative shall be entitled to participate in the preparation and filing of such final tax return. Harold S. Lichtin shall make available to Weeks all records and documents necessary for Weeks to prepare such return and shall reimburse Weeks for all reasonable costs and expenses incurred in connection with the preparation and filing of such return.


                                   ARTICLE V

                                INDEMNIFICATION

     5.01.  Survival; Reliance.  The representations, warranties, covenants and
            ------------------
agreements made by each of the parties hereto are true and correct as of the Effective Date and shall survive the Merger, and each party hereto has the right to fully rely on the representations, warranties, covenants and agreements made by the other party; provided, however, that the representations, warranties, covenants and agreements made by each of the Lichtin Parties shall survive the Merger only as provided in Paragraph 9 of the Second Amendment.

     5.02.  Indemnification.  In the event Weeks breaches any representation,
            ----------------
warranty, covenant or agreement contained herein, Weeks agrees to indemnify and hold harmless each Lichtin Party from all liabilities, demands, claims, actions, assessments, losses, fines, penalties, costs, damages and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses) sustained or incurred by such Lichtin Party as result of such breach. The liability of the Lichtin Parties for a breach of any representation, warranty, covenant or agreement contained herein shall be governed by Paragraphs 9, 10, 11 and 12 of the Second Amendment.


                                  ARTICLE VI

                                 MISCELLANEOUS

     6.01.  Fees and Expenses; Transfer Taxes.  Fees and expenses incident to
            ---------------------------------
the negotiation, preparation and execution of this Agreement and the consummation of the Merger (including attorneys', accountants', financial advisors' and other advisors' fees and disbursements) shall be borne by the party incurring the expense.

     6.02.  Notices.  Any notice or other communication required or that may be
            --------
given hereunder shall be in writing and shall be delivered personally, or sent by certified, registered, or express mail, postage prepaid, to the parties at the following addresses or such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, or if mailed, three days after the date of mailing, as follows:

            (i)  If to Weeks:

                 Weeks Corporation
                 4497 Park Drive
                 Norcross, Georgia 30093
                 Attention:  Thomas D. Senkbeil
                             Vice Chairman and Chief Investment Officer

                 with a copy to:

                 King & Spalding
                 191 Peachtree Street
                 Atlanta, Georgia 30303
                 Attention:  William B. Fryer, Esq.

            (ii) If to either of the Lichtin Parties:

                 1800 Perimeter Park Drive
                 Suite 200
                 Morrisville, North Carolina 27560
                 Attention:  Mr. Harold S. Lichtin

                 with a copy to:

                 Kennedy Covington Lobdell & Hickman, L.L.P.
                 Two Hanover Square
                 Suite 1900
                 434 Fayetteville Street Mall
                 Raleigh, North Carolina 27602-1070
                 Attention:  Alan Peterson, Esq.

     6.03.  Entire Agreement.  This Agreement and the Transaction Documents (as
            ----------------
defined in the Second Amendment) constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior contracts, agreements undertakings and understandings, express or implied, written or oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

     6.04.  Waivers and Amendments.  This Agreement may be amended, modified,
            ----------------------
superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto.

     6.05.  Governing Law.  This Agreement shall be governed by, and construed
            --------------
and enforce in accordance with and subject to, the laws of the State of Georgia, without regard to principles of conflicts of law.

     6.06.  Binding Effect; Benefit.  This Agreement shall inure to the benefit
            ------------------------
of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     6.07.  No Assignment.  This Agreement is not assignable (by operation of
            -------------
law or otherwise) without the prior written consent of the other party.

     6.08.  Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and same instrument.

     6.09.  Headings.  The headings in this Agreement are for reference purposes
            --------
only and shall not in any way affect the meaning or interpretation of this Agreement.

     6.10.  Registration Rights and Lock-Up Agreement.  Harold S. Lichtin
            -----------------------------------------
acknowledges and agrees that the Shares shall be subject to the provisions of that certain Registration Rights and Lock-Up Agreement dated as of even date herewith between Weeks and the Lichtin Holders identified therein.

     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first above written.

                                       LICHTIN PROPERTIES, INC.


                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:


                                       HAROLD S. LICHTIN


                                       ----------------------------------------



                                       WEEKS CORPORATION


                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                 SCHEDULE 2.07
                                 -------------


1. That certain Lease Agreement dated October 27, 1993 between Licthin Properties, Inc., as Lessee, and Data General Corporation, as Lessor, being lease number 12498-001 respecting certain software and computer equipment, which liability shall be assumed by Weeks Corporation as a result of the Merger.

2. Lichtin Properties, Inc. has various trade payables respecting its operations through December 31, 1996, which obligations shall be the responsibility of and shall be paid by Harold S. Lichtin as soon as practicable to the extent that the same relate to operations on or prior to December 31, 1996.

3. Lichtin Properties, Inc. is obligated to make a contribution to the Lichtin Properties, Inc. 401(k) Plan to satisfy the minimum funding requirements of the "top-heavy" rules under Section 416 of the Internal Revenue Code of 1986, as amended, which obligation will be the responsibility of and shall be paid by Harold S. Lichtin as provided in the Closing Statement of even date herewith relating to certain transactions of which the Merger is a part.

                                 SCHEDULE 3.04
                                 -------------


     On December 12, 1996, Gwinco-Gary Joint Venture, a Georgia partnership, filed a complaint in the Superior Court of Gwinnett County, Georgia. The complaint names Weeks Horizon Corporation and the Company as defendants. The action stems from the development of property in Gwinnett County, Georgia, known as the Horizon Industrial Park. Gwinco-Gary alleges breaches of fiduciary duty for an alleged failure to consummate sales with ready, willing and able buyers, and seeks $17.2 million in damages, an unknown amount of profits to be disgorged, and $10 million in punitive damages.

                                 SCHEDULE 3.05
                                 -------------


1. As more fully described in Weeks' Quarterly Report on Form 10-Q for the period ended September 30, 1996, on November 1, 1996, Weeks completed the first phase of its acquisition of the industrial building portfolio of NWI Warehouse Group, L.P. and its affiliates.

2. As more fully described in Weeks' Quarterly Report on Form 10-Q for the period ended September 30, 1996, on November 13, 1996, Weeks completed a public offering of 2,573,333 shares of its common stock.

                            CERTIFICATE OF MERGER OF
                            LICHTIN PROPERTIES, INC.
                                 WITH AND INTO
                               WEEKS CORPORATION


                                       I.

     The names and the states of incorporation of the corporations that are merging are Weeks Corporation ("Weeks"), a Georgia corporation, and Lichtin Properties, Inc. ("LPI"), a North Carolina corporation. The name of the surviving corporation is Weeks Corporation.

                                      II.

     The executed Agreement and Plan of Merger is on file at the principal place of business of Weeks, which is located at 4497 Park Drive, Norcross, Georgia 30093.

                                      III.

     A copy of the executed Agreement and Plan of Merger will be furnished by Weeks, on request and without cost, to any shareholder of any corporation that is a party to the merger.

                                      IV.

     The merger was duly approved by the sole shareholder of LPI. The merger was not required to be approved by the shareholders of Weeks.

                                       V.

     The surviving corporation undertakes that the request for publication of a notice of filing of this Certificate of Merger and payment therefor will be made as required by Section 14-2-1105.1(b) of the Official Code of Georgia Annotated.

     IN WITNESS WHEREOF, this Certificate of Merger has been executed by the
duly authorized officers of Weeks Corporation on this       day of December,
                                                      -----
1996.


                              Weeks Corporation


                              By:
                                 ----------------------------------------
                                 Name:
                                 Title:


[CORPORATE SEAL]

ATTEST:


-----------------------------
Secretary